CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of Eric J. Dale, Emily Epstein, Jamere Jackson, Jeffrey Charlton, William Bradley, Lisa Longo and Tiffany Beverley to execute and file on the undersigned's behalf such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nielsen Holdings plc
(i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation, the Form ID. The authority of Eric J. Dale, Emily Epstein, Jamere Jackson, Jeffrey Charlton, William Bradley, Lisa Longo and Tiffany Beverley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Nielsen Holdings plc, unless earlier revoked in writing. The undersigned acknowledges that Eric J. Dale, Emily Epstein, Jamere Jackson, Jeffrey Charlton, William Bradley, Lisa Longo and Tiffany Beverley are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



By:  /s/ Javier G. Teruel
       Javier G. Teruel

Date:  January 2, 2017